As filed with the Securities and Exchange Commission on July 10, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	33-0029027
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5800 Corporate Drive

Pittsburgh, PA 15237

(412) 837-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy C. Huffmyer

President and Chief Executive Officer

Smith Micro Software, Inc.

5800 Corporate Drive

Pittsburgh, PA 15237

(412) 837-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Novosel, Esq.

Jennifer Minter, Esq.

Buchanan Ingersoll & Rooney PC

Union Trust Building

501 Grant Street, Suite 200

Pittsburgh, PA 15219

(412) 562-8800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 4, 2026, we effected a reverse stock split of the Company’s Common Stock, par value $0.001 per share (“Common Stock”) on a one-for-five (1:5) basis (the “Reverse Stock Split”). The Reverse Stock Split reduced the aggregate number of outstanding shares of Common Stock from 25,512,511 shares to 5,102,565 shares on a post-Reverse Stock Split basis. The number of authorized shares of the Company’s capital stock remains unchanged at 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.

As a result of the Reverse Stock Split, every five (5) shares of our Common Stock, whether issued and outstanding or held by the Company as treasury stock, immediately prior to the filing and effectiveness of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Delaware on May 26, 2026, was automatically combined and converted (without any further act) into one fully paid and non-assessable share of Common Stock. No fractional shares were issued in connection with the Reverse Stock Split. Each fractional share of Common Stock that would otherwise have been issued as a result of the Reverse Stock Split was rounded up to the nearest whole share of Common Stock. The Reverse Stock Split became effective at 11:59 p.m., Eastern Time on June 4, 2026.

All share and per share numbers, option, warrant, convertible note, and other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the Reverse Stock Split in this filing; however, the Company’s annual, periodic and current reports, and all other information and documents incorporated by reference into this prospectus that were filed prior to June 4, 2026, do not give effect to the Reverse Stock Split.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 10, 2026

PRELIMINARY PROSPECTUS

487,349 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified herein (each, a “Selling Stockholder” and, together, the “Selling Stockholders”) or their pledgees, assignees, distributees and successors-in-interest from time to time, of up to 487,349 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) issuable upon the exercise of certain warrants (the “Warrants”) held by the Selling Stockholders (including shares that may be issued to the holder in lieu of fractional shares).

We are registering the offer and sale of Common Stock on behalf of the Selling Stockholders to satisfy certain registration rights that we have granted to the Selling Stockholders.

Each Selling Stockholder may, from time to time, sell, transfer, or otherwise dispose of any or all the Common Stock on any stock exchange, market, or trading facility on which shares of our Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of Common Stock. We will bear all other costs, expenses, and fees in connection with the registration of the Common Stock. See “Plan of Distribution” which begins on page 19 of this prospectus.

We are not offering any shares of our Common Stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of our Common Stock by the Selling Stockholders. However, we may receive proceeds of up to approximately $1.85 million if all the Warrants held by the Selling Stockholders are exercised for cash, based on the current per share exercise price of the Warrants. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SMSI.” On July 9, 2026, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $2.66.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 11 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____ __, 2026

i

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the Common Stock that may be resold by the Selling Stockholders. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the Selling Stockholders. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the later-dated document modifies or supersedes the earlier statement.

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Common Stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the Common Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus and the information incorporated by reference herein and therein contains references to trademarks, trade names and service marks belonging to us or other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable owner will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, trade names, and service marks included or incorporated by reference into this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 11, and the financial statements and other information incorporated by reference into this prospectus. In this prospectus, except as otherwise indicated, the terms “Smith Micro,” “the Company,” “we,” “us,” or “our” in this prospectus refer to Smith Micro Software, Inc., a Delaware corporation, and its wholly-owned subsidiaries.

Overview

Smith Micro provides software solutions that simplify and enhance the mobile experience to some of the leading wireless service providers around the globe. From delivering Digital Family Lifestyle™ solutions to providing powerful voice messaging capabilities, we strive to enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer Internet of Things (“IoT”) devices.

We continue to innovate and evolve our business to respond to industry trends and maximize opportunities in growing and evolving markets, such as digital lifestyle services and online safety, the consumer IoT marketplace, and by leveraging advanced technologies like artificial intelligence to enhance the features and capabilities of our solutions. The key to our longevity, however, is not simply technological innovation, but our focus on understanding our customers’ needs and delivering value.

Business Segment

We currently have one reportable operating segment: Wireless.

The wireless industry continues to undergo rapid change on all fronts as connected devices, mobile applications, and digital content are consumed by users who want information, high-speed wireless connectivity and entertainment, anytime, anywhere. While most of us think about being “connected” in terms of computers, tablets and smartphones, the consumer IoT market is creating a world where almost anything can be connected to the wireless Internet. Wearable devices such as smartwatches, fitness trackers, pet trackers and GPS locators, as well as smart home devices, are now commonplace, enabling people, pets, and things to be connected to the “Internet of Everything.” These devices have created an entire ecosystem of over-the-top (“OTT”) apps that provide products over the Internet to bypass traditional distribution methods, while expanding how communication service providers can provide value to mobile consumers.

Although there are numerous business opportunities associated with pervasive connectivity, there are also numerous challenges, including:

•

The average age by which most children use smartphones and other connected devices continues to decrease. As such, parents and guardians must be proactive in managing and combating digital lifestyle issues such as excessive screen time, cyberbullying, and online safety;

•	As IoT use cases continue to proliferate and scale, management complexity, security and interoperability must be addressed efficiently and correctly;

•

Mobile network operators (“MNO”) are being marginalized by messaging applications, and face growing competitive pressure from cable multiple system operators (“MSO”) and others deploying Wi-Fi networks to attract mobile users;

•

Enterprises face increasing pressure to mobilize workforces, operations, and customer engagement, but lack the expertise and technologies needed to leverage mobile technology securely and cost-effectively;

•	The ubiquity and convenience of e-commerce has created the need for consumer-facing brands to reimagine brick-and-mortar retail experiences; and

•	The change in dynamics of work, school and home life has led to an increased use of mobile devices for work, education and entertainment which has given rise to a new set of challenges and issues.

Products

To address these challenges, Smith Micro offers the following solutions:

SafePath® - The SafePath product suite provides comprehensive and easy-to-use tools to protect family digital lifestyles and manage connected devices both inside and outside the home. As a carrier-grade, white-label platform, SafePath empowers MNO and cable operators to bring to market full-featured, on-brand family safety solutions that provide in-demand services to mobile subscribers. These solutions include location tracking, parental controls, driver safety functionality, and enhanced AI/machine learning to optimize and customize families' online experience and provide social media intelligence to help parents and guardians better understand their children's online world. In 2024, we launched SafePath Global™, a new deployment and launch model that allows MNOs to rapidly deliver SafePath to their users with faster time-to-market, minimal reliance on MNO resources, and easy customer onboarding. Our SafePath-based solutions have traditionally been delivered to end-users as value-added services, offering new revenue streams for MNOs while helping to increase brand affinity and reduce subscriber churn. More recently, our latest innovations in the SafePath platform focus on aligning with MNOs’ core business - meeting them with solutions that support what they sell best. With our latest innovations in SafePath Kids™ and SafePath OS™, carriers can leverage the strength of our SafePath solutions to offer devices and rate plans aimed at creating a safer mobile experience, not as a value-added service but as an integral component of the carrier's core offerings. We launched SafePath Kids in 2024 as a new and innovative implementation of our solution, which enables MNOs to offer rate plans for children with built-in protections, and in 2025 we launched SafePath OS, a software solution designed to be pre-installed and configured on mobile devices to enable MNOs to offer kids phones and senior phones with key features and protections of our SafePath family safety solution out of the box.

CommSuite® - The CommSuite premium messaging platform helps mobile service providers deliver a next-generation voicemail experience to mobile subscribers, while monetizing a legacy cost-center. CommSuite Visual Voicemail (“VVM”) and Premium Visual Voicemail ("PVVM") quickly and easily allows users to manage voice messages just like email or SMS with reply, forwarding and social sharing options. CommSuite also enables multi-language Voice-to-Text (“VTT”) transcription messaging, which facilitates convenient message consumption for users by reading versus listening. The CommSuite platform is available to both postpaid subscribers as well as prepaid subscribers and is installed on millions of Android handsets in the United States.

Marketing and Sales Strategy

Because of our broad product portfolio, deep integration and product development experience and flexible business models we can quickly bring to market innovative solutions that support our customers’ needs, which create new revenue opportunities for our customers and differentiates their products and services from their competitors.

Our marketing and sales strategy is as follows:

Leverage Operator Relationships. We continue to capitalize on our strong relationships with the world’s leading MNOs and MSOs. These customers serve as our primary distribution channel, providing access to hundreds of millions of end-users around the world.

Focus on High-Growth Markets. We continue to focus on providing digital lifestyle solutions and premium messaging services.

Expand our Customer Base. In addition to growing our business with current customers, we look to add new MNO and MSO customers worldwide, as well as to expand into new partnerships as we extend the reach of our product platforms within the connected lifestyle ecosystem.

Key Revenue Contributors

In our business, we market and sell our products primarily to large MNOs and MSOs, so there are a limited number of actual and potential customers for our current products, resulting in significant customer concentration. With SafePath Global, we plan to expand our customer reach more easily to smaller MNOs and MSOs.

Customer Service and Technical Support

We provide technical support and customer service through our online knowledge base, email, and live chat. Our operator customers generally provide their own primary customer support functions and rely on us for support to their technical support personnel.

Product Development

The software industry, particularly the wireless market, is characterized by rapid and frequent changes in technology and user needs. We work closely with industry groups and customers, both current and potential, to help us anticipate changes in technology and determine future customer needs. Software functionality depends upon the capabilities of the related hardware. Accordingly, we maintain engineering relationships with various hardware manufacturers, and we develop our software in tandem with their product development. Our engineering relationships with manufacturers, as well as with our major customers, are central to our product development efforts. We remain focused on the development and expansion of our technology, particularly in the wireless space.

Competition

The markets in which we operate are highly competitive and subject to rapid changes in technology. These conditions create new opportunities for Smith Micro, as well as for our competitors, and we expect new competitors to continue to enter the market. We not only compete with other software vendors for new customer contracts; in an increasingly competitive and fast-moving market we also compete to acquire technology and qualified personnel.

We believe that the principal competitive factors affecting the mobile software market include domain expertise, product features, usability, quality, price, customer service, speed to market and effective sales and marketing efforts. Although we believe that our products currently compete favorably with respect to these factors, there can be no assurance that we can maintain our competitive position against current and potential competitors. We also believe that the market for our software products has been and will continue to be characterized by significant price competition. A material reduction in the price we obtain for our products would negatively affect our profitability.

Many of our existing and potential customers have the resources to develop products internally that would compete directly with our product offerings. As such, these customers may opt to discontinue the purchase of our products in the future. Our future performance is therefore substantially dependent upon the extent to which existing customers elect to purchase software from us rather than designing and developing their own software.

Proprietary Rights and Licenses

We protect our intellectual property through a combination of patents, copyrights, trademarks, trade secrets, intellectual property laws, confidentiality procedures and contractual provisions. We have United States and foreign patents and pending patent applications that relate to various aspects of our products and technology. We have also registered, and applied for the registration of, U.S. and international trademarks, service marks, domain names, and copyrights. We will continue to apply for such protections in the future as we deem necessary to protect our intellectual property. We seek to avoid unauthorized use and disclosure of our proprietary intellectual property by requiring employees and third parties with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

Our customers license our products and/or access our offerings pursuant to written agreements. Our customer agreements contain restrictions on reverse engineering, duplication, disclosure, and transfer of licensed software, and restrictions on access and use of software as a service ("SaaS").

Despite our efforts to protect our proprietary technology and our intellectual property rights, unauthorized parties may attempt to copy or obtain and use our technology to develop products and technology with the same functionality as our products and technology. Policing unauthorized use of our technology and intellectual property rights is difficult, and we may not be able to detect unauthorized use of our intellectual property rights or take effective steps to enforce our intellectual property rights.

Human Capital Resources

As of July 1, 2026, we had a total of 112 employees within the following departments: 79 in engineering and operations, 20 in sales and marketing, and 13 in management and administration. We are not subject to any collective bargaining agreement, and we believe that our relationships with our employees are good. We believe that our strength and competitive advantage is our people. We value the skills, strengths, and perspectives of our diverse team and foster a participatory workplace that enables people to get involved in making decisions. The Company provides various training and development opportunities to foster an environment in which employees are encouraged to be creative thinkers who are driven, focused, and interested and able to advance their knowledge and skills in ever-changing technology.

Recent Developments

February 2026 Debt Transaction

On February 3, 2026, the Company entered into a Note Purchase Agreement with a trust for which the Company’s Executive Chairman, William W. Smith, Jr., serves as co-trustee (the “February Note Agreement”) relating to a loan of funds to the Company in return for one or more secured promissory notes (in each case, a “February Note”) and accompanying warrants (the “February Warrants”) exercisable for up to an aggregate of 296,033 shares of Common Stock at a purchase price of $0.125 per share for each February Warrant issued (the “February Offering”). The February Note Agreement provided that each February Note was secured by the Company’s accounts receivable and certain other assets, had an interest at a rate of 15.0% per annum, and was due on or before March 31, 2026, unless otherwise mutually agreed by the parties. The February Warrants will be exercisable at any time beginning August 3, 2026, will expire August 3, 2031, and have an exercise price of $3.40.

Closing of the transaction occurred February 3, 2026, with gross proceeds to the Company from the closing totaling approximately $1,000,000 (comprised of approximately $814,979 as a loan and approximately $185,021 for the purchase of the accompanying February Warrant), before deducting transaction expenses payable by the Company. The February Offering was approved by the Company’s Board of Directors and its Audit Committee. These notes were subsequently repaid in full in March 2026.

March 2026 Convertible Debt Transaction

On March 4, 2026, the Company entered into a Securities Purchase Agreement (the “March Purchase Agreement”) with certain accredited investors relating to the sale of secured convertible promissory notes (the “Convertible Notes”) with an aggregate original principal amount of approximately $4.9 million and a conversion price of $3.40 per share, subject to adjustment, and unregistered warrants (the “March Warrants”) to acquire up to an aggregate of 1,880,512 shares of Common Stock in transactions exempt from registration as not involving a public offering under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder (the “March Notes and Warrants Offering”). The March Warrants have an exercise price of $3.40 per share, will be exercisable at any time beginning six months following their original issuance and will expire five years after the initial exercise date. The Company’s Chief Executive Officer, Timothy C. Huffmyer, and a trust for which the Company’s Executive Chairman, William W. Smith, Jr., serves as co-trustee were among the buyers in the March Notes and Warrants Offering.

The Convertible Notes are secured by a security interest in certain assets of the Company, including accounts receivable, other monies due and the proceeds thereof, as set forth in the March Purchase Agreement. The Convertible Notes mature on March 31, 2029; however, this date may be extended at the option of the holder (the “Maturity Date”). The Convertible Notes accrue interest at the rate of 8.0% per annum, payable pursuant to monthly installments with any remaining accrued and unpaid interest to be paid in full upon the Maturity Date. Upon the occurrence and during the continuance of an Event of Default (as defined in the Convertible Notes), the Convertible Notes will accrue interest at the rate of twelve percent (12.0%) per annum. The Convertible Notes are payable in equal monthly installments of approximately $7,000 per each $1,000,000 of principal outstanding beginning on May 1, 2026 and ending on the Maturity Date. At any time after the six-month anniversary of the issuance of the Convertible Notes, each Convertible Note will be convertible, at the option of the holder, into shares of our Common Stock at an initial conversion price equal to $3.40, which is subject to standard adjustments.

The March Notes and Warrants Offering was approved by the Company’s Board of Directors and the Company’s Audit Committee. Closing occurred on or about March 6, 2026, with aggregate gross proceeds to the Company of approximately $4.9 million, before deducting offering expenses payable by the Company. Part of the proceeds of the March Notes and Warrants Offering were used to repay in full the principal and interest outstanding under those certain notes due on March 31, 2026 in the aggregate amount of up to $2.2 million (the “Existing Notes”); provided that certain of the buyers under the March Purchase Agreement agreed to reinvest an aggregate of approximately $0.9 million of such repayment of principal and interest in the March Notes and Warrants Offering.

Executive Appointments

On March 3, 2026, the Company’s Board of Directors approved appointments of William W. Smith, Jr. as Executive Chairman of the Board of Directors, Timothy C. Huffmyer as President and Chief Executive Officer, and Bethany M. Braund as Chief Financial Officer and Treasurer, each effective as of the close of business on March 31, 2026. In his capacity as Executive Chairman, Mr. Smith remains an employee of the Company. In his capacity as President and Chief Executive Officer, Mr. Huffmyer succeeded Mr. Smith as the Company’s principal executive officer. In her capacity as Chief Financial Officer and Treasurer, Ms. Braund succeeded Mr. Huffmyer as the Company’s principal financial officer and principal accounting officer.

June 2026 Reverse Stock Split

On May 26, 2026, our stockholders and a Special Committee of the Board of Directors approved a 1-for-5 reverse stock split of our outstanding shares of Common Stock, which became effective as of 11:59 p.m., Eastern Time on June 4, 2026 (the “Reverse Stock Split”). As a result of the Reverse Stock Split every five (5) shares of Common Stock, whether issued and outstanding or held by the Company as treasury stock, were automatically combined into one (1) issued and outstanding share of Common Stock. No fractional shares were issued in connection with the Reverse Stock Split. Rather, each fractional share of Common Stock that would have otherwise been issued as a result of the Reverse Stock Split was rounded up to the nearest whole share of Common Stock. All equity awards outstanding and Common Stock reserved for issuance under the Company’s equity incentive plans, employee stock purchase plan, convertible notes and warrants outstanding immediately prior to the Reverse Stock Split were appropriately adjusted in accordance with their terms, as a result of the Reverse Stock Split.

All share and per share numbers, option numbers, warrant numbers, convertible note numbers, and other derivative security numbers and exercise prices appearing in this prospectus have been adjusted to give effect to the Reverse Stock Split in this filing, however, the Company’s annual, periodic and current reports, and all other information and documents incorporated by reference into this prospectus that were filed prior to June 4, 2026, do not give effect to the Reverse Stock Split.

June 2026 Warrant Inducement Transaction

On June 11, 2026, the Company entered into inducement letter agreements (collectively, the “Inducement Letter Agreements”) with certain holders (the “Holders”) of its existing warrants to purchase an aggregate of 487,349 shares of the Company’s Common Stock, originally issued on or about October 2, 2024, with a current exercise price of $5.20 per share, and which became exercisable beginning April 2, 2025 (the “October 2024 RDO Warrants”).

Pursuant to the Inducement Letter Agreements, the Holders agreed to exercise the October 2024 RDO Warrants for cash at a reduced exercise price of $3.35 per share in consideration for the Company’s agreement to issue new unregistered Common Stock warrants to purchase up to an aggregate of 487,349 shares of Common Stock at an exercise price of $3.80 per share in transactions exempt from registration as not involving a public offering under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder (the “June Inducement Transaction”). Such new warrants (the “Warrants” and such shares of Common Stock issuable upon the exercise of the Warrants, the “Warrant Shares”) are immediately exercisable upon issuance and have a term of five (5) years from the issuance date.

The Company agreed to file a registration statement on Form S-1 providing for the resale of the Warrant Shares issuable upon the exercise of the Warrants (the “Resale Registration Statement”) within thirty (30) calendar days following the date of the Inducement Letter Agreements, and to use commercially reasonable efforts to cause the Resale Registration Statement to become effective within sixty (60) calendar days from the date of the Inducement Letter Agreements (or within ninety (90) calendar days in the event of a “full review” of the Resale Registration Statement by the SEC).

The aggregate gross proceeds to the Company from the exercise of the October 2024 RDO Warrants, inclusive of the payment consideration for the Warrants, were approximately $1.6 million, before deducting offering expenses payable by the Company. The closing of the Inducement Transaction occurred on June 15, 2026.

Risks of Investing

Investing in our Common Stock involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in our Common Stock set forth under “Risk Factors” in this prospectus as well as other information we include in this prospectus.

Corporate Information

The Company was incorporated in California in November 1983 and reincorporated in Delaware in June 1995. Our principal executive offices are located at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237, and our telephone number is (412) 837-5300. Our website address is www.smithmicro.com, and we make our filings with the U.S. Securities and Exchange Commission (the “SEC”) available on the Investor Relations page of our website. The reference to our website is an inactive textual reference only, and the information contained therein, or connected thereto is not incorporated into and does not constitute a part of this prospectus or the registration statement of which it forms a part. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “SMSI.”

THE OFFERING

Issuer	Smith Micro Software, Inc.

Securities Offered by Selling Stockholders:

We are registering the resale by the Selling Stockholders named in this prospectus or their pledgees, assignees, distributees and successors-in-interest of an aggregate of 487,349 shares of Common Stock issuable upon exercise of the Warrants held by the Selling Stockholders that were issued upon the closing of the June Inducement Transaction pursuant to the terms of the Inducement Letter Agreements.

Shares of Common Stock Outstanding Prior to this Offering(1):	5,589,880 shares as of July 9, 2026

Shares of Common Stock Outstanding assuming exercise of all Warrants(1):	6,077,229 shares

Terms of the Offering

The Selling Stockholders will determine when and how they will sell the Common Stock offered in this prospectus, as described in the section of this prospectus titled “Plan of Distribution” on page 16.

Use of Proceeds:

The Selling Stockholders will receive the proceeds from the sale of the shares of Common Stock offered hereby. We will not receive any proceeds from the sale of the shares of Common Stock. However, we may receive proceeds in the aggregate amount of up to approximately $1.85 million if all of the Warrants are exercised for cash. See “Use of Proceeds” on page 12 of this prospectus.

Dividend Policy:

We currently intend to retain any future earnings and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable laws, and will depend upon our financial condition, operating results, capital requirements, general business conditions, any contractual restrictions and such other factors as our board of directors may deem relevant or appropriate.

Risk Factors:

Investing in our securities involves significant risks. See “Risk Factors” on page 11 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Nasdaq Symbol:	Our shares of Common Stock are traded on the Nasdaq Capital Market under the symbol “SMSI.”

Transfer Agent and Registrar	Computershare Trust Company, N.A.

(1)

The number of shares of Common Stock to be outstanding immediately after this offering is based on 5,589,880 shares of Common Stock issued and outstanding as of July 9, 2026, and exclude the following, all as of July 9, 2026:

•

8,345 shares of our Common Stock related to outstanding stock options issuable upon exercise (whether such options are currently vested or unvested), with a weighted-average exercise price of $19.47 per share;

•	5,093,907 shares of our Common Stock issuable upon the exercise of outstanding warrants, excluding the Warrants, with exercise prices ranging from $2.81 to $106.00 per share; and
•	Up to 1,438,040 shares of Common Stock issuable upon the conversion of the principal and pursuant to the terms of the Convertible Notes; and
•

up to an aggregate of 968,224 shares of our Common Stock reserved for future grant or issuance under our Amended and Restated Omnibus Equity Incentive Plan, as amended (the “OEIP”) and our Amended and Restated Employee Stock Purchase Plan, as amended (the “ESPP”).

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the outstanding Convertible Notes, options or warrants described above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “will,” “should,” “may,” “plan,” “assume” and other expressions that predict or indicate future events and trends and that do not relate to historical matters. You should not unduly rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or implied in any forward-looking statements as a result of various factors. Such factors include, but are not limited to, the following:

Risks Related to our Business Operations

•	our customer concentration, given that the majority of our sales currently depend on a few large customer relationships;

•	our ability to establish and maintain strategic relationships with our customers and mobile device manufacturers, their ability to attract customers, and their willingness to promote our products;

•	our ability and/or customers’ ability to distribute our mobile software applications to their end users through third party mobile software application stores, which we do not control;

•

our dependency upon effective operation with operating systems, devices, networks and standards that we do not control and on our continued relationships with mobile operating system providers, device manufacturers and mobile software application stores;

•	our ability to hire and retain key personnel;

•	the possibility of security and privacy breaches in our systems and in the third-party software and/or systems that we use, damaging client relations and inhibiting our ability to grow;

•	interruptions or delays in the services we provide from our data center hosting facilities or virtual cloud infrastructures;

•	the existence of undetected software defects in our products and our failure to resolve detected defects in a timely manner;

Financial, Investment and Indebtedness Risks

•	our ability to remain a going concern;

•	our ability to raise additional capital and the risk of such capital not being available to us at commercially reasonable terms or at all;

•	our ability to be profitable;

•	current and potential future negative impacts from cost reduction efforts we have taken and may in the future undertake;

•	adverse impact to our results of operations if we fail to realize the full value of our intangible assets;

•	the dilutive impact to our stockholders of the exercise of our outstanding warrants;

Risks Related to Our Industry and Macroeconomic Conditions

•	changes in our operating income due to shifts in our sales mix and variability in our operating expenses;

•

our current client concentration within the vertical wireless carrier market, and the potential impact to our business resulting from changes within this vertical market, or failure to penetrate new markets;

•	rapid technological evolution and resulting changes in demand for our products from our key customers and their end users;

•	intense competition in our industry and the core vertical markets in which we operate, and our ability to successfully compete;

•	the risks inherent with international operations;

Legal and Regulatory Risks

•	the risk of being delisted from Nasdaq if we fail to meet any of its applicable listing requirements;

•	the impact of evolving information security and data privacy laws on our business and industry;

•	the impact of governmental regulations on our business and industry;

•	our ability to protect our intellectual property and our ability to operate our business without infringing on the rights of others;

Risks Related to our Convertible Notes

•	the terms and repayment obligations may restrict our ability to obtain additional financing;

•	the conversion of the Convertible Notes and exercise of accompanying warrants will have a dilutive effect;

•	the Convertible Notes are secured, and default on the Convertible Notes could cause the note holders to foreclose on our assets;

•	the Convertible Note holders have additional rights upon an event of default that could harm our financial condition or require us to curtail or cease operations;

Other General Risks

•	negotiation of new or amended agreements may result in longer sales and launch cycles than expected, which could impact our financial position;

•	our ability to assimilate acquisitions without diverting management attention and impacting current operations;

•	failure to realize the expected benefits of prior acquisitions;

•	the availability of third-party intellectual property and licenses needed for our operations on commercially reasonable terms, or at all; and

•

the difficulty of predicting our quarterly revenues and operating results and the chance of such revenues and results falling below analyst or investor expectations, which could cause the price of our Common Stock to fall.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from the anticipated future results, performance or achievements expressed or implied by any forward-looking statements, including the factors described under the heading “Risk Factors” in this prospectus, under similar headings in the documents incorporated by reference into this prospectus, and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under the heading “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the year ended December 31, 2025 that was filed with the SEC on March 5, 2026, and any of our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should evaluate all forward-looking statements made in this prospectus, including the documents we incorporate by reference, in the context of these risks, uncertainties and other factors.

All forward-looking statements in this prospectus, including the documents we incorporate by reference, apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described in our most recent Annual Report on Form 10-K, and any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. See the section of this prospectus titled “Where You Can Find More Information.”

DIVIDEND POLICY

We currently intend to retain any future earnings and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable laws, and will depend upon our financial condition, operating results, capital requirements, general business conditions, any contractual restrictions and such other factors as our board of directors may deem relevant or appropriate.

DILUTION

The offering of the shares of Common Stock issuable upon exercise of the Warrants by the Selling Stockholders on a continuous or delayed basis in the future will not result in a change to the net tangible book value per share of our Common Stock before and after the distribution of such shares of Common Stock by the Selling Stockholders. However, purchasers of such shares of Common Stock from the Selling Stockholders will experience dilution to the extent of the difference between the amount per share paid and the net tangible book value per share of our Common Stock at the time of purchase.

As of March 31, 2026, our historical net tangible book value was approximately $1.0 million, or $0.20 per share, based on 5,121,954 shares of our Common Stock outstanding as of that date on a Reverse Stock Split-adjusted basis. The net tangible book value per share as of March 31, 2026 does not take into consideration the net proceeds we received or the 487,349 shares of Common Stock issued in the June Inducement Transaction referenced above. If the net proceeds had been received as of March 31, 2026 and those 487,349 shares were outstanding as of that date, then the net tangible book value would have been $0.51 per share as of that date.

To the extent the Warrants are exercised, any options or warrants outstanding as of March 31, 2026 are exercised, or new options, restricted stock awards, restricted stock units or performance stock units are issued under our equity incentive plans, shares are purchased pursuant to our employee stock purchase plan, or we otherwise issue additional shares of Common Stock in the future, purchasers of our Common Stock from the Selling Stockholders may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or debt securities, the issuance of these securities could result in further dilution to our stockholders.

USE OF PROCEEDS

This prospectus relates to the resale by the Selling Stockholders of up to 487,349 shares of Common Stock. The Selling Stockholders will receive all the proceeds from this offering. We will not receive any of the proceeds from the sale or other disposition of our Common Stock by the Selling Stockholders pursuant to this prospectus. However, we may receive proceeds in the aggregate of up to approximately $1.85 million if all the Warrants are exercised for cash, based on the current per share exercise price of the Warrants. We cannot predict when, at what price, or if, the Warrants will be exercised. It is possible that the exercise price of certain of the Warrants may be further adjusted in a downward fashion or that the Warrants may expire and may never be exercised for cash.

We intend to use any proceeds from the exercise of the Warrants for general corporate purposes and working capital. We may temporarily invest the net proceeds, if any, in short-term, interest-bearing instruments or other investment-grade securities. We have not determined the amount of net proceeds, if any, to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of any net proceeds it receives as a result of the exercise of the Warrants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of our Common Stock may be sold by the Selling Stockholders under this prospectus.

THE SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those shares of Common Stock issuable to the Selling Stockholders upon exercise of the Warrants issued in the June Inducement Transaction. For additional information regarding the issuance of shares of Common Stock and the Warrants, see “June 2026 Warrant Inducement Transaction” above. We are registering the shares of Common Stock issuable upon exercise of the Warrants issued in the June Inducement Transaction in order to permit the Selling Stockholders to offer the Common Stock for resale from time to time.

Except for (i) ownership of Warrants, (ii) participation in the June 2026 Warrant Inducement Transaction, (iii) participation in a registered direct offering and concurrent private placement in November 2025 (with respect to Unterberg Legacy Capital, LLC and Anson Investments Master Fund LP), (iv) participation in a registered direct offering and concurrent private placement in July 2025 (with respect to Iroquois Master Fund Ltd., Iroquois Capital Investment Group LLC, and Newtown Road 130 Holdings LLC), (v) participation in a registered direct offering and concurrent private placement in October 2024, and (vi) participation in a registered direct offering and concurrent private placement in May 2024 (with respect to Anson Investments Master Fund LP), the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its beneficial ownership of warrants (including the Warrants) and our Common Stock, as of July 6, 2026, assuming exercise of all warrants (including Warrants) held by each such Selling Stockholder on that date at currently applicable exercise prices, without regard to any limitations on exercise. The third column lists the shares of Common Stock being offered under this prospectus by the Selling Stockholders.

In accordance with the terms of each of the Inducement Letter Agreements described herein, this prospectus generally covers the resale of the maximum number of shares of Common Stock currently issuable upon exercise of the Warrants issued in the June Inducement Transaction, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date of the registration statement of which this prospectus forms a part was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Stockholder may not exercise any portion of the Warrants to the extent such exercise would cause the Selling Stockholder (together with the Selling Stockholder’s affiliates, and any other persons acting as a group together with the Selling Stockholder or the Selling Stockholder’s affiliates) to own more than 4.99% (or, upon election by the Selling Stockholder prior to the issuance of any Warrants 9.99%) of the Company’s outstanding Common Stock after giving effect to the issuance of shares of Common Stock issuable upon exercise of such Warrant. A Selling Stockholder may decrease, or upon at least 61 days’ prior notice to the Company, increase such limitation, but, in no event shall such beneficial ownership limitation exceed 9.99%.

The Selling Stockholders may sell all, some or none of their shares of Common Stock in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to This Prospectus (2)	Number of Shares of Common Stock Beneficially Owned After Offering (3)	Percentage of Beneficial Ownership After Offering (3)
Iroquois Master Fund Ltd. (4)	249,708 (5)	55,970	193,738	3.5%
Iroquois Capital Investment Group LLC (6)	460,013 (7)	93,284	366,729	6.6%
John P. Gutfreund (8)	362,999 (9)	68,670	294,329	5.3%
Newtown Road 130 Holdings LLC (10)	90,502 (11)	80,583	9,919	0.2%
Unterberg Legacy Capital, LLC (12)	132,838 (13)	34,335	98,503	1.8%
Anson Investments Master Fund LP (14)	565,900 (15)	154,507	411,393	7.4%

(1)

This table and the information in the notes below are based on information supplied by the selling stockholders and upon 5,589,880 shares of Common Stock issued and outstanding as of July 9, 2026 (prior to any deemed issuance of any shares of Common Stock issuable upon exercise of the Warrants). The Warrants contain certain beneficial ownership limitations, which provide that a holder will not have the right to exercise any portion of its Warrants if such holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any Warrants 9.99%) of the Company’s outstanding Common Stock after giving effect to the issuance of shares of Common Stock issuable upon exercise of such Warrants; provided that a holder may decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation with respect to the Warrants exceed 9.99%. Additionally, the Selling Stockholders may have acquired shares of Common Stock on the open market without the Company’s knowledge that may not be reflected.

(2)

Represents shares of Common Stock underlying the Warrants issued to the Selling Stockholders in connection with the June Inducement Transaction and offered hereby. The actual number of shares of Common Stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the Common Stock.

(3)

We do not know when or in what amounts a Selling Stockholder may offer shares of our Common Stock for sale. The Selling Stockholders might not sell any or might sell all the shares of our Common Stock offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares of our Common Stock pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our Common Stock, we cannot estimate the number of shares of our Common Stock that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares of our Common Stock covered by this prospectus will be held by the Selling Stockholders. Further, this table does not reflect the application of the beneficial ownership limitations to which the Selling Stockholders are subject in connection with the exercise of the Warrants.

(4)

Iroquois Capital Management, LLC is the investment manager of Iroquois Master Fund Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund Ltd. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund Ltd.

(5)

These shares are comprised of (i) 55,970 shares of Common Stock and (ii) 193,738 shares of Common Stock issuable upon the exercise of warrants held by the Selling Stockholder, including 55,970 shares of Common Stock issuable upon the exercise of Warrants issued in the June Inducement Transaction. Each of the warrants contain a beneficial ownership limitation that provides that a holder will not have the right to exercise any portion of its warrants if such holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any warrants 9.99%) of the Company’s outstanding Common Stock after giving effect to the issuance of shares of Common Stock issuable upon exercise of such warrants; provided that a holder may decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%.

(6)

Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC.

(7)

These shares are comprised of (i) 93,284 shares of Common Stock and (ii) 366,729 shares of Common Stock issuable upon the exercise of warrants held by the Selling Stockholder, including 93,284 shares of Common Stock issuable upon the exercise of Warrants issued in the June Inducement Transaction. Each of the warrants contain a beneficial ownership limitation that provides that a holder will not have the right to exercise any portion of its warrants if such holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any warrants 9.99%) of the Company’s outstanding Common Stock after giving effect to the issuance of shares of Common Stock issuable upon exercise of such warrants; provided that a holder may decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%.

(8)

Amounts reflect shares owned by Mr. Gutfreund, individually. Amounts exclude shares owned by Newtown Road 130 Holdings LLC of which John P. Gutfreund is the Managing Member, and over which shares Mr. Gutfreund also has voting and dispositive power. The address for Mr. Gutfreund is 1355 1st Avenue, 14th Floor, New York, NY 10021.

(9)

These shares are comprised of 362,999 shares of Common Stock issuable upon the exercise of warrants held by the Selling Stockholder, including 68,670 shares of Common Stock issuable upon the exercise of Warrants issued in the June Inducement Transaction. Each of the warrants contain a beneficial ownership limitation that provides that a holder will not have the right to exercise any portion of its warrants if such holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any warrants 9.99%) of the Company’s outstanding Common Stock after giving effect to the issuance of shares of Common Stock issuable upon exercise of such warrants; provided that a holder may decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%.

(10)

John P. Gutfreund is the Managing Member of Newtown Road 130 Holdings LLC and has voting and dispositive power over the shares held by Newtown Road 130 Holdings LLC. Amounts exclude shares owned by Mr. Gutfreund, individually. The address for Newtown Road 130 Holdings LLC and Mr. Gutfreund is 1355 1st Avenue, 14th Floor, New York, NY 10021.

(11)

These shares are comprised of 90,502 shares of common stock issuable upon the exercise of warrants, held by the Selling Stockholder, including 80,583 shares of common stock issuable upon the exercise of Warrants issued in the June Inducement Transaction. Each of the warrants contain a beneficial ownership limitation that provides that a holder will not have the right to exercise any portion of its warrants if such holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any warrants 9.99%) of the Company’s outstanding common stock after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants; provided that a holder may decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%.

(12)

The shares are directly owned by Unterberg Legacy Capital, LLC (“Unterberg”). Andrew Arno, a director of the Company, is a limited partner of Unterberg. James Satloff, the managing member of Unterberg, may be deemed to beneficially own the shares of Common Stock owned by Unterberg. The address for Unterberg and Mr. Satloff is 10 Gracie Square, Apt. 9E, New York, NY 10028.

(13)

These shares are comprised of (i) 83,577 shares of Common Stock and (ii) 49,261 shares of Common Stock issuable upon the exercise of warrants held by the Selling Stockholder, including 34,335 shares of Common Stock issuable upon the exercise of Warrants issued in the June Inducement Transaction. Each of the warrants contain a beneficial ownership limitation that provides that a holder will not have the right to exercise any portion of its warrants if such holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any warrants 9.99%) of the Company’s outstanding Common Stock after giving effect to the issuance of shares of Common Stock issuable upon exercise of such warrants; provided that a holder may decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%.

(14)

Anson Advisors Inc and Anson Funds Management LP, the co-investment advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Stock held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(15)

These shares are comprised of 565,900 shares of Common Stock issuable upon the exercise of warrants held by the Selling Stockholder, including 154,507 shares of Common Stock issuable upon the exercise of Warrants issued in the June Inducement Transaction. Each of the warrants contain a beneficial ownership limitation that provides that a holder will not have the right to exercise any portion of its warrants if such holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any warrants 9.99%) of the Company’s outstanding Common Stock after giving effect to the issuance of shares of Common Stock issuable upon exercise of such warrants; provided that a holder may decrease, or upon at least 61 days’ prior notice to the Company, increase such beneficial ownership limitation. In no event shall such beneficial ownership limitation exceed 9.99%.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon exercise of the Warrants on behalf of the Selling Stockholders. Each of the Selling Stockholders and any of their pledgees, assignees, distributees and successors-in-interest of these shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the shares of Common Stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale by these parties of the shares of Common Stock, although we may receive proceeds of up to approximately $1.85 million if all of the Warrants held by the Selling Stockholders are exercised for cash, based on the current per share exercise price of the Warrants. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	exchange distributions in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales made after the date the registration statement is declared effective by the SEC;

•	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. To the extent permitted by applicable securities laws, the Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Common Stock offered by this prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may pledge or grant a security interest in some or all of the Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any underwriter, broker-dealer or agent participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such underwriter, broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to such underwriters, broker-dealers or agents.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly with any person to distribute the shares of Common Stock issuable upon exercise of the Warrants.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities covered by this prospectus. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of our Common Stock is based on the provisions of our Amended and Restated Certificate of incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws, as amended (the “Bylaws”), and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). For the complete terms of our Common Stock, please refer to our Certificate of Incorporation and our Bylaws, which are exhibits to the registration statement on Form S-1 of which this prospectus forms a part. The terms of our Common Stock may also be affected by the DGCL and Delaware law generally. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“preferred stock”), the rights and preferences of which may be established from time to time by our board of directors. As of July 9, 2026, we had 5,589,880 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting and Classification of the Board of Directors. For all matters submitted to a vote of stockholders, each holder of Common Stock is entitled to one vote for each share registered in his or her name on our books. Our Common Stock does not have cumulative voting rights. Our Certificate of Incorporation and Bylaws provide for our board of directors to be divided into three classes. Each class of directors serves for a three-year term, with one class being elected by the Company’s stockholders at each annual meeting. As a result, holders of a majority of our outstanding Common Stock can elect all the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of Common Stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our Common Stock will be entitled to the right to receive ratably, all of the assets and funds that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of our Common Stock do not have preemptive or subscription rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of the holders of Common Stock are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and our Bylaws do not restrict the ability of a holder of Common Stock to transfer his or her shares of Common Stock.

Fully Paid and Non-Assessable. All our outstanding shares of Common Stock and all shares of Common Stock offered hereby will, when issued, be fully paid and non-assessable, including shares of Common Stock issued upon the exercise of Common Stock warrants or the conversion of the Convertible Notes, or subscription rights, if any.

Listing. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SMSI.”

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Delaware Law Affecting Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters will be passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of Smith Micro Software, Inc. and its subsidiaries as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025 incorporated in this Prospectus by reference from the Smith Micro Software, Inc. Annual Report on Form 10-K for the year ended December 31, 2025 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As a reporting company under Sections 13 and 15(d) of the Exchange Act, we are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. You can read our SEC filings, including this prospectus and the documents incorporated by reference into this prospectus, on the SEC’s website. We also make these documents publicly available, free of charge, on our website at http://www.smithmicro.com. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 5, 2026;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 1, 2026;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 16, 2026; and

•	our Current Reports on Form 8-K filed with the SEC on February 5, 2026, March 4, 2026, May 26, 2026, June 12, 2026, and June 23, 2026.

In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and prior to the termination of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Smith Micro Software, Inc.

5800 Corporate Drive

Pittsburgh, PA

(412) 837-5300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

487,349 Shares of Common Stock Issuable Upon Exercise of Warrants

PRELIMINARY PROSPECTUS

_____ __, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by Smith Micro Software, Inc. (“Smith Micro”, the “Company” or the “Registrant”) in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$172.97
Accounting fees and expenses	$7,500
Legal fees and expenses	$30,000
Miscellaneous fees and expenses	$15,000
Total Expenses	$52,672.97

Item 14. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Amended and Restated Bylaws, as amended (the “Bylaws”) provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors and officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence.

In addition, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that the Company shall indemnify its directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Company and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The Certificate of Incorporation also provides that, pursuant to Delaware law, no director shall be liable for monetary damages for breach of the director’s fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, knowing violations of law, and actions leading to improper personal benefit to the director. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Company is authorized to indemnify its directors and officers to the fullest extent permitted by law through the Bylaws, or any agreement, vote of stockholders or disinterested directors, or otherwise.

The Company maintains directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us within the past three years. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

•

On October 1, 2024, the Company entered into a Securities Purchase Agreement (the “October 2024 RDO SPA”) with certain institutional and accredited investors (the “October 2024 RDO Purchasers”). Pursuant to the October 2024 RDO SPA, in a private placement concurrent with a registered direct offering, we agreed to sell to the October 2024 RDO Purchasers unregistered warrants (the “October 2024 Common Warrants”) to purchase up to an aggregate of 664,383 shares of Common Stock. Each unregistered October 2024 Common Warrant has an exercise price of $5.20 per share, became exercisable April 2, 2025 and will expire April 2, 2030. The October 2024 Common Warrants were issued at a closing on October 3, 2024 pursuant to the terms of the October 2024 RDO SPA.

•

Pursuant to the terms of an agreement previously entered into with Roth Capital Partners, LLC (“Roth”), which expired on September 29, 2024, Roth received certain “tail” compensation in the form of a cash fee of $54,000, and on October 2, 2024, the Company issued to Roth a warrant to purchase up to 4,000 shares of Company Common Stock, which has substantially similar terms as the October 2024 Common Warrants, except that the Roth Warrant has an exercise price of $7.30 and has an expiration date of April 2, 2027.

•

On October 1, 2024, we separately entered into a second securities purchase agreement (the “October 2024 Private Placement Purchase Agreement”) with a trust for which the Company’s Executive Chairman, William W. Smith, Jr., serves as co-trustee (the “October 2024 Private Placement Purchaser”) relating to a private placement transaction and sale of 515,022 unregistered shares of Common Stock at an offering price of $5.825 per share of Common Stock and unregistered warrants (the “October 2024 Private Placement Common Warrants”) to purchase up to an aggregate of 515,022 shares of Common Stock. Each unregistered October 2024 Private Placement Common Warrant has an exercise price of $5.20 per share, became exercisable on April 2, 2025, and will expire April 2, 2030. The terms of the October 2024 Private Placement Common Warrants provide that such warrants are not exercisable if the exercise thereof would cause the October 2024 Private Placement Purchaser’s equity ownership of Company Common Stock to exceed 19.99%, unless and until such time as the Company has received approval from the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(b). Such stockholder approval was received at a special meeting of the Company’s stockholders on December 10, 2024.

•

On July 18, 2025, pursuant to that certain Securities Purchase Agreement dated July 17, 2025 (the “July SPA”), in a private placement concurrent with a registered direct offering, the Company sold to institutional and accredited investors unregistered warrants to purchase up to an aggregate of 322,582 shares of Common Stock (the “July Warrants”). Each unregistered July Warrant had an original exercise price of $6.00 per share, was immediately exercisable and expires July 18, 2030. The July Warrants contain a “full-ratchet” anti-dilution adjustment, such that the exercise price will be adjusted if the Company issues shares of Common Stock (or Common Stock equivalents) at a price below the exercise price of the July Warrant. The number of shares issuable upon exercise of such July Warrant will then be proportionally adjusted. As a result of subsequent equity issuances by the Company since July 18, 2025 and the Reverse Stock Split, “full-ratchet” anti-dilution triggers and customary reverse stock split adjustments in the July Warrants have been triggered, resulting in additional shares of Common Stock being included within the July Warrants (for a current aggregate total of 577,758 shares), and the exercise price being adjusted to a current exercise price of $3.35 per share. Additionally, in the event of a reverse stock split, the exercise price of each July Warrant is subject to an additional adjustment (along with a proportionate adjustment in the number of shares) if the market price of the Common Stock is less than the exercise price of the July Warrant (after giving effect to the split) during a period before and after the effective date of the reverse split upon notification from the Holder. No such special adjustment was made as a result of the Reverse Stock Split. Further, pursuant to the July SPA, a holder’s right to exercise the July Warrants, and the Company’s ability to issue shares upon exercise, was subject to certain limitations set forth in the July SPA pursuant to which the July Warrants were issued, including a limit on the number of shares that may be issued until the time that the Company’s stockholders have approved the issuance of more than 19.9% of the Company’s outstanding shares of Common Stock pursuant to the July Offering in accordance with Nasdaq listing standards. Such stockholder approval was received at a special meeting of the Company’s stockholders on October 16, 2025. The July Warrants were issued at a closing on July 18, 2025 pursuant to the terms of the July SPA.

•

On September 11, 2025, pursuant to those certain Note Purchase Agreements dated September 11, 2025 (the “September 11 Note Purchase Agreements”) and in connection with the issuance of secured promissory notes, the Company agreed to issue to certain accredited investors unregistered warrants (the “September 11 Warrants”) to purchase 221,222 shares of the Company’s Common Stock, which are exercisable at any time beginning six (6) months following its original issuance, will expire five years from the initial exercise date and had an initial exercise price of $3.65 per share. Each September 11 Warrant contains a “full-ratchet” anti-dilution adjustment, such that the exercise price will be adjusted if the Company issues shares of Common Stock (or Common Stock equivalents) at a price below the exercise price of the applicable September 11 Warrant. The number of shares issuable upon exercise of the September 11 Warrant will then be proportionally adjusted. Additionally, in the event of a reverse stock split, the exercise price is subject to an additional adjustment (along with a proportionate adjustment in the number of shares) if the market price of the Common Stock is less than the exercise price of the September 11 Warrants (after giving effect to the split), respectively, during a period before and after the effective date of the reverse split upon notification by the Holder. No such special adjustment was made as a result of the Reverse Stock Split. However, no adjustment to the exercise price (or proportional adjustment to the number of shares) shall be made under the “full-ratchet” adjustment or the special anti-dilution adjustment, unless and until the Company has received approval from the Company’s stockholders in accordance with Nasdaq Listing Rule 5635. The September 11 Warrants were issued at closings on September 11, 2025 and September 17, 2025 pursuant to the terms of the September 11 Note Purchase Agreements. As a result of subsequent equity issuances by the Company at prices below the exercise price of the September 11 Warrants as originally issued and the Reverse Stock Split, the number of shares underlying the September 11 Warrants were adjusted in accordance with their “full-ratchet” anti-dilution and customary reverse stock split adjustment provisions following approval from the Company’s stockholders in accordance with Nasdaq Listing Rule 5635 at its 2026 annual meeting on May 26, 2026 and the effectiveness of the Reverse Stock Split such that additional shares have become issuable upon exercise of the September 11 Warrants (for a current aggregate total of 241,033 shares) and the current exercise price of the September 11 Warrants is $3.35 per share.

•

On September 29, 2025, pursuant to that certain Note Purchase Agreement dated September 29, 2025 (the “September 29 Note Purchase Agreement”) and in connection with the issuance of additional secured promissory notes, the Company agreed to issue to certain accredited investors unregistered warrants (the “September 29 Warrants”) to purchase 108,862 shares of the Company’s Common Stock, exercisable at any time beginning six (6) months following its original issuance, expire five years from the initial exercise date, and had initial exercise prices of $3.65 per share (with respect to certain September 29 Warrants initially exercisable for 27,495 shares of Common Stock) and $3.70 per share (with respect to the remainder of the September 29 Warrants). Each September 29 Warrant contains a “full-ratchet” anti-dilution adjustment, such that the exercise price will be adjusted if the Company issues shares of Common Stock (or Common Stock equivalents) at a price below the exercise price of the applicable September 29 Warrant. The number of shares issuable upon exercise of the September 29 Warrant will then be proportionally adjusted. Additionally, in the event of a reverse stock split, the exercise price is subject to an additional adjustment (along with a proportionate adjustment in the number of shares) if the market price of the Common Stock is less than the exercise price of the September 29 Warrants (after giving effect to the split), respectively, during a period before and after the effective date of the reverse split upon notification by the Holder. No such special adjustment was made as a result of the Reverse Stock Split. However, no adjustment to the exercise price (or proportional adjustment to the number of shares) shall be made under the “full-ratchet” adjustment or the special anti-dilution adjustment, unless and until the Company has received approval from the Company’s stockholders in accordance with Nasdaq Listing Rule 5635. The September 29 Warrants were issued at closings on September 30, 2025, October 1, 2025, and October 2, 2025 pursuant to the terms of the September 29 Note Purchase Agreement. As a result of subsequent equity issuances by the Company at prices below the exercise price of the September 29 Warrants as originally issued and the Reverse Stock Split, the number of shares underlying the September 29 Warrants were adjusted in accordance with their “full-ratchet” anti-dilution and customary reverse stock split adjustment provisions following approval from the Company’s stockholders in accordance with Nasdaq Listing Rule 5635 at its 2026 annual meeting on May 26, 2026 and the effectiveness of the Reverse Stock Split such that additional shares have become issuable upon exercise of the September 29 Warrants (for a current aggregate total of 119,825 shares) and current exercise price is $3.35 per share.

•

On November 5, 2025, the Company entered into a securities purchase agreement with certain institutional and accredited investors (the “November RDO SPA”). Pursuant to the November RDO SPA, in connection with the issuance of shares of Common Stock pursuant to a registered direct offering, in a concurrent private placement, the Company also agreed to sell unregistered warrants (the “November RDO Warrants”) to purchase up to an aggregate of 343,290 shares of Common Stock. Each November RDO Warrant has an exercise price of $3.35 per share, is exercisable six months following original issuance and expire five years thereafter. The November RDO Warrants were issued at a closing on November 6, 2025.

•

On November 5, 2025, the Company separately entered into a separate securities purchase agreement (the “November Private Placement SPA”) with a trust for which the Company’s Executive Chairman, William W. Smith, Jr. serves as co-trustee relating to a private placement transaction and sale of 447,228 unregistered shares of the Company’s Common Stock at an offering price of $3.35 per share of Common Stock and unregistered warrants (the “November Private Placement Warrants”) to purchase up to an aggregate of 447,762 shares of Common Stock with an exercise price of $3.35 per share and which became exercisable following approval from the Company’s stockholders in accordance with Nasdaq Listing Rule 5635 at its 2026 annual meeting on May 26, 2026. The November Private Placement Warrants expire five years thereafter. The November Private Placement Warrants were issued at a closing on or about November 6, 2025.

•

On February 3, 2026, the Company entered into the February Note Agreement with a trust for which the Company’s Executive Chairman, William W. Smith, Jr., serves as co-trustee relating to a loan of funds to the Company in return for the February Notes and February Warrants exercisable for up to an aggregate of 296,033 shares of the Company’s Common Stock. Each February Warrant will become exercisable August 3, 2026, expire August 3, 2031, and have an exercise price of $3.40. The February Warrants were issued at a closing on February 3, 2026 pursuant to the February Note Agreement.

•

On March 4, 2026, the Company entered into the March Purchase Agreement with certain accredited investors relating to the sale of the Convertible Notes and the March Warrants to purchase up to an aggregate of 1,880,512 shares of the Company’s Common Stock. The March Warrants have an exercise price of $3.40, become exercisable six months following issuance and expire five years thereafter. The March Warrants were issued at a closing on or about March 6, 2026.

•

On June 15, 2026, in a private placement transaction with accredited investors Warrants to purchase up to an aggregate of 487,349 shares of Common Stock at an exercise price of $3.80 per share were issued. Such Warrants were immediately exercisable, have a term of five (5) years from the issuance date, and were otherwise issued pursuant to the terms of the Inducement Letter Agreements.

The offer and sale of all securities listed in this Item 15 were made to a limited number of accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented that they were accredited investors within the meaning of Regulation D and were acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by the Company or its representatives.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement No. 33-95096 (P)
3.1.1

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated July 11, 2000, incorporated by reference to Exhibit 3.1.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2000, filed on August 14, 2000

3.1.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation dated August 17, 2005, incorporated by reference to Exhibit 3.1.2 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2005, filed on March 31, 2006

3.1.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated June 21, 2012, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2012

3.1.4

Certificate of Elimination of Series A Junior Participating Preferred Stock dated October 16, 2015, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2015

3.1.5

Certificate of Designation of Series A Participating Preferred Stock dated October 16, 2015, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 16, 2015

3.1.6

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated August 15, 2016, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 17, 2016

3.1.7

Certificate of Designation of Preferences, Rights and Limitations of Series B 10% Convertible Preferred Stock, dated September 29, 2017, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2017

3.1.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed on April 4, 2024
3.1.9	Certificate of Amendment to Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed on May 26, 2026
3.2

Amended and Restated Bylaws, as amended through October 30, 2025, incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 5, 2025

4.1	Specimen certificate representing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 33-95096) (P)
4.2

Form of Warrant to Purchase Common Stock issued on August 11, 2022 to each of the Buyers party to the Securities Purchase Agreement (Notes) dated August 11, 2022, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 11, 2022

4.3

Form of Warrant to Purchase Common Stock, issued on August 12, 2022 to each of the Purchasers party to the Securities Purchase Agreement (Common Stock) dated August 11, 2022, incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 11, 2022

4.4

Form of Placement Agent Warrant, issued pursuant to Placement Agency Agreement dated May 10, 2024, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 14, 2024

4.5

Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated May 10, 2014, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 14, 2024

4.6

Form of Pre-Funded Warrant issued pursuant to Securities Purchase Agreement dated May 10, 2024, incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on May 14, 2024

4.7

Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated October 1, 2024, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 3, 2024

4.8

Form of Private Placement Common Warrant issued pursuant to Securities Purchase Agreement dated October 1, 2024, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on October 3, 2024

4.9	Form of Roth Warrant, incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on October 3, 2024
4.10	Form of Warrant Amendment, incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 10-K filed on March 12, 2025
4.11

Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated July 17, 2025, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 18, 2025

4.12

Form of Common Stock Purchase Warrant issued pursuant to Note Purchase Agreement effective September 11, 2025, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 17, 2025

4.13

Form of Common Stock Purchase Warrant issued pursuant to Note Purchase Agreement dated September 29, 2025, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 2, 2025

Exhibit Number	Description of Exhibit
4.14

Form of Common Stock Purchase Warrant, issued pursuant to Securities Purchase Agreement dated November 5, 2025, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 10, 2025

4.15

Form of Private Placement Common Warrant, issued pursuant to Securities Purchase Agreement dated November 5, 2025, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on November 10, 2025

4.16

Form of Common Stock Purchase Warrant issued pursuant to Note Purchase Agreement dated February 3, 2026, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on February 5, 2026

4.17

Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated March 4, 2026, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 4, 2026

4.18

Form of Common Stock Purchase Warrant issued pursuant to Inducement Letter Agreement dated June 11, 2026, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 12, 2026

5.1*	Opinion of Buchanan Ingersoll & Rooney PC
10.1	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 33-95096 (P)
10.2#

Summary of oral agreement dated June 2005 by and between William W. Smith, Jr., and the Registrant, incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 4, 2009

10.3#	Offer letter between the Registrant and Timothy C. Huffmyer, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 27, 2025
10.4#

Smith Micro Software, Inc. Amended and Restated Omnibus Equity Incentive Plan, adopted June 18, 2024, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on May 9, 2024

10.4.1#

Amendment to Smith Micro Software, Inc. Amended and Restated Omnibus Equity Incentive Plan, adopted June 3, 2025, incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2025

10.4.2#

Form of Restricted Stock Agreement under the Amended and Restated Omnibus Equity Incentive Plan (Executives), incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed on November 9, 2023

10.4.3#

Form of Unrestricted Stock Agreement under the Amended and Restated Omnibus Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed on November 12, 2021

10.4.4#

Form of Restricted Stock Agreement under the Amended and Restated Omnibus Equity Incentive Plan, incorporated by reference to Exhibit 10.6.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2017, filed on March 30, 2018

10.4.5#

Form of Nonqualified Stock Option Agreement under the Amended and Restated Omnibus Equity Incentive Plan, incorporated by reference to Exhibit 10.3.7 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2024, filed on March 12, 2025

10.5+

Form of Securities Purchase Agreement (Notes) dated August 11, 2022 between the Registrant and the Buyers party thereto, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 11, 2022

10.6	Form of Registration Rights Agreement dated August 11, 2022, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 11, 2022
10.7+

Form of Securities Purchase Agreement (Common Stock) dated August 11, 2022 between the Registrant and the Purchasers party thereto, incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on August 11, 2022

10.8+

Form of Placement Agency Agreement by and between the Registrant and Roth Capital Partners, LLC, dated May 10 2024, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 14, 2024

10.9+

Form of Securities Purchase Agreement by and among the Registrant and the Purchasers party thereto, dated May 10, 2024, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 14, 2024

10.10+

Form of RDO Purchase Agreement by and among the Registrant and the Purchasers party thereto, dated October 1, 2024, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on October 3, 2024

10.11+

Form of Private Placement Purchase Agreement by and among the Registrant and the Purchasers party thereto, dated October 1, 2024, incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on October 3, 2024

10.12+

Form of Securities Purchase Agreement (Registered Shelf Takedown Offering) by and among the Registrant and the Purchasers party thereto, dated July 17, 2025, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 18, 2025

10.13+

Form of Note Purchase Agreement by and among the Registrant and the Purchasers party thereto, effective September 11, 2025, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 17, 2025

10.14	Form of Secured Promissory Note, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 17, 2025
10.15+

Form of Note Purchase Agreement by and among the Registrant and the Purchasers party thereto, dated September 29, 2025, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 2, 2025

10.16	Form of Secured Promissory Note, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 2, 2025
10.17+

Form of RDO Purchase Agreement by and among the Registrant and the Purchasers signatory thereto dated November 5, 2025, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 10, 2025

10.18+

Form of Private Placement Purchase Agreement by and among the Registrant and the Purchasers signatory thereto dated November 5, 2025, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 10, 2025

10.19+

Form of Placement Agency Agreement by and between the Registrant and Roth Capital Partners, LLC dated November 5, 2025, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 10, 2025

10.20+

Note Purchase Agreement by and among the Registrant and William W. Smith, Jr. and Dieva L. Smith, as Co-Trustees UA 11/30/2021, Smith Living Trust as Purchaser, dated February 3, 2026, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 5, 2026

10.21	Form of Secured Promissory Note, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 5, 2026
10.22+

Form of Securities Purchase Agreement by and among the Registrant and the Buyers signatory thereto dated March 4, 2026, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 4, 2026

10.23	Form of Secured Convertible Note, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 4, 2026
10.24

Form of Inducement Letter Agreement by and among the Registrant and the Holders signatory thereto dated June 11, 2026, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 12, 2026

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2025 filed on March 5, 2026
23.1*	Consent of SingerLewak LLP
23.2*	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to this Registration Statement)
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File as its Inline XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents
107*	Filing Fee Table

(P) Paper Filing Exhibit

*Filed herewith

#Denotes the management contracts and compensatory arrangements in which any director or named executive officer participates

+ Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish a copy any of the omitted exhibits or schedules upon request by the SEC.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 10, 2026.

SMITH MICRO SOFTWARE, INC.

By:	/s/ Timothy C. Huffmyer
Name:	Timothy C. Huffmyer
Title:	President and Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Timothy C. Huffmyer and Bethany M. Braund, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 and any and all amendments (including post-effective amendments) thereto of Smith Micro Software, Inc. and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy C. Huffmyer	President, Chief Executive Officer and Director
Timothy C. Huffmyer	(principal executive officer)	July 10, 2026

/s/ Bethany M. Braund	Vice President, Chief Financial Officer and Treasurer
Bethany M. Braund	(principal financial and accounting officer)	July 10, 2026

/s/ William W. Smith, Jr.
William W. Smith, Jr.	Executive Chairman of the Board	July 10, 2026

/s/ Andrew Arno
Andrew Arno	Director	July 10, 2026

/s/ Thomas G. Campbell
Thomas G. Campbell	Director	July 10, 2026

/s/ Steven L. Elfman
Steven L. Elfman	Director	July 10, 2026

/s/ Samuel Gulko
Samuel Gulko	Director	July 10, 2026

/s/ Asha Keddy
Asha Keddy	Director	July 10, 2026